EXHIBIT 10.33

AMENDMENT TO

ATHEROS COMMUNICATIONS, INC.

2004 STOCK INCENTIVE PLAN

In accordance with Section 20(b) of the Atheros Communications, Inc. 2004 Stock Incentive Plan, as amended (the “Plan”), the Plan is hereby amended as follows, effective on December 13, 2008:

1.	Section 17 of the 2004 Stock Incentive Plan is hereby amended, effective as of the date hereof, to replace subsection (c) thereof with the following:

“(c) Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount. The Company shall eliminate or reduce the Payments in the order that provides the maximum economic benefit to the Participant (as long as after such elimination or reduction the aggregate present value of the Payments equals the Reduced Amount). For purposes of this Section 17, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Section 17 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.”

To record the amendment of the Plan, Atheros Communications, Inc. has executed this document this 13th day of December, 2008.

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Bruce P. Johnson
Title:	Assistant Secretary